Exhibit 99.1
Press Release

ParkerVision, Inc. Responds to Barron’s Article

Letter Sent by company to Barron’s filed as Exhibit to 8-K

JACKSONVILLE, FL - Dec. 3, 2007 - In an effort to correct errors and factual inaccuracies and to clarify information that appeared December 1, 2007 in an article in Barron’s magazine entitled, “The Strange Case of Parkervison,” by Bill Alpert, ParkerVision, Inc. (Nasdaq NMS: PRKR) decided to publicly comment on the article.

The company was contacted recently by Mr. Alpert, who indicated he was preparing an article and would like to interview Mr. Jeffrey Parker, CEO & Chairman of Parkervision. Although Mr. Parker indicated that he was occupied with business development activities and could not participate in an interview, he did encourage Mr. Alpert to forward his questions. Mr. Parker then sent a letter to Mr. Alpert on Thursday, November 29th, which addressed certain questions that Mr. Alpert had forwarded to the company. The company has included Mr. Parker’s letter to Barron’s as an exhibit to a Form 8-K filed today.

Mike Farmwald and Barb Paldus, who, according to the article, created the website, PV notes, used words such as “false,” “stupid,” and “b.s.” to call into question the validity of the company’s technology. To the best of its knowledge, Parkervision is unaware of any request from either Farmwald or Paldus to discuss the d2p™ technology with company management or to request a visit to the company for a demonstration of the technology.

Commenting on the article, CEO Jeffrey Parker said, “Ethical professionals would not hide behind an anonymously authored website, much less one that has presented so many factually incorrect reports about a technology that they have never seen and don’t understand. If Farmwald and Paldus are truly the authors of PV notes, and if Mr. Alpert has not taken their quotes out of context, it defies any reasonable explanation to understand why they wouldn’t simply solicit the company to conduct basic fact checking.”

Furthermore, the article touts Steve Cripps as an authority on power amplifiers who has closely studied the d2p patents. The article attributes Cripps as concluding that the company’s approach uses a high performance digital signal processor (“DSP”) that would drain a handset’s battery. The fact is, one of the benefits of the company’s d2p technology, is that it does not require the use of DSPs.

Mr. Parker further commented, “I am extending an open invitation to Steve Cripps to make a visit to one of our facilities under the same terms as the many OEM’s who have visited us; to witness a demonstration of our technology, and to be educated on the factual operating principles and novelty thereof. In my opinion, it seems quite obvious that Farmwald and Paldus stand to lose a great deal of money through their short-side investments as ParkerVision succeeds with our business plan. That lack of partiality along with their lack of relevant experience in Radio Frequency chip design precludes me from extending that invitation to them personally.”

Parker continued, “Those interested in the facts should read my letter to Barron’s which has been included as an exhibit to an 8-K document filed today. On one specific point, I feel compelled to comment. Barron’s reported that they have learned that our CTO, Mr. Sorrells, and I have been long-time clients of the Swiss Life-owned Banca del Gottardo. I would like to publicly challenge Barron’s to reveal the “source” of this information as it is unequivocally untrue.”

In the Barron’s article, Mr. Alpert gives greater credence to Mr. Farmwald’s claims regarding the company’s contract with ITT than to the statements from both Mr. Parker and an ITT spokesperson that the companies are “engaged” in an “ongoing” relationship. Furthermore, the article alludes to evidence from a number of companies that the d2p technology is not viable. Mr. Parker stated, “None of the companies that have been in dialog with ParkerVision has indicated a view that the technology is not viable”.

Mr. Robert G. Sterne, a company director and founder of Sterne, Kessler, Goldstein & Fox, the company’s patent counsel, commented, “The ParkerVision technology is documented, proven and tested. I know RF firsthand and the ParkerVision RF breakthroughs are fundamental and have the potential to change the wireless world dramatically in the next decade.”

The company also noted that it is pursuing and investigating all legal avenues and alternatives given the content of and circumstances surrounding this article.

The company will host a conference call to discuss this announcement today at 9:00 AM ET. The conference call will be accessible by telephone at 888-300-2323 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at (888) 203-1112 or (719) 457-0820 using passcode 2540102 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

About ParkerVision

ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing™ (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs. ParkerVision’s solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation (3G) networks. The company's extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2006 and the Forms 10Q for the quarters ended March 31, June 30 and September 30, 2007. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.